Exhibit 10.1

DEBTOR-IN-POSSESSION

LOAN AGREEMENT

This DEBTOR-IN-POSSESSION LOAN AGREEMENT is dated as of November 16, 2009 and entered into by and between deCODE genetics, Inc., a Delaware corporation (“Borrower”), and Saga Investments, LLC, a Delaware limited liability company (the “Lender”).

RECITALS

WHEREAS, on November 16, 2009 (the “Petition Date”), Borrower filed a voluntary petition for relief under the Bankruptcy Code (such term and other capitalized terms used in these Recitals without definition have the meanings set forth in Section 1.01 of this Agreement) with the United States Bankruptcy Court for the District of Delaware (the “Court”) (such proceeding being administered under Case No. [                    ] is hereinafter referred to as the “Chapter 11 Case”).  Borrower continues to operate its business and manage its properties as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

WHEREAS, Borrower has requested that the Lender provide a term loan facility on a post-petition basis on the terms and conditions set forth herein.

WHEREAS, the Lender is willing to provide such financing only if all of the Obligations hereunder and under the other Loan Documents (a) constitute allowed super-priority administrative expense claims in the Chapter 11 Case as set forth herein and (b) are secured by a first-priority Lien on substantially all of the real, personal and mixed property of Borrower and its Subsidiaries, including a pledge of all of the capital stock of Borrower’s direct and indirect Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower and the Lender hereby agree as follows:

ARTICLE 1
DEFINITIONS

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“Accounts”: All present and future accounts, contract rights, general intangibles, chattel paper, documents and instruments, as such terms are defined in the UCC of Borrower and its Subsidiaries, including, without limitation, all obligations for the payment of money arising out of the sale, lease or other disposition of goods or other property or rendition of services and all proceeds thereof.

“Affiliate”:  As applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement”:  This Debtor-in-Possession Loan Agreement, as amended, supplemented or modified from time to time.

“Asset Closing”: The “Closing” as such term is defined in the Asset Purchase Agreement.

“Asset Purchase Agreement”: Asset Purchase Agreement dated as of November 16, 2009 by and between Borrower and the Purchaser.

“Asset Sale”: The sale, transfer or other disposition by Borrower or any of its Subsidiaries to any Person other than Borrower or any of its wholly-owned Subsidiaries of (i) any of the stock of any of such Subsidiaries, (ii) substantially all of the assets of any division or line of business of Borrower or any of its Subsidiaries, (iii) any assets pursuant to a Permitted Transaction or (iv) any other assets (whether tangible or intangible) of Borrower or any of its Subsidiaries (other than (a) Inventory sold in the ordinary course of business, (b) Cash Equivalents, (c) sales, assignments, transfers or dispositions of Accounts in the ordinary course of business for purposes of collection, and (d) licenses granted by the Borrower in the ordinary course of business).

“Assumed Contracts”: The “Assumed Contracts” as such term is defined in the Asset Purchase Agreement.

“Bankruptcy Code”: Title 11 of the US Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Borrower”: As set forth in the introductory paragraph of this Agreement.

“Budget”: (i) Initially, the cash flow projections for the first thirteen (13) weeks of the Budget Period delivered by Borrower to the Lender pursuant to Section 4.01(a)(vii), showing weekly anticipated cash receipts and disbursements of Borrower and such other information as the Lender may request and (ii) thereafter, the most recently updated cash flow projections delivered by Borrower to Lender pursuant to Section 7.01(a)(vii) showing weekly anticipated cash receipts and disbursements of Borrower and such other information as the Lender may reasonably request, in each case, in form and substance acceptable to the Lender.  If any update to the Budget is not approved by the Lender as provided in Section 7.01(a)(vii), the term “Budget” shall mean the last update to the Budget that was so approved by the Lender.

“Budget Period”: The date from the Petition Date through and including the Maturity Date.

“Business Day”: A day other than a Saturday, Sunday or a day on which commercial banks in Delaware are authorized or required by law to close.

“Capital Lease”: As applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Cash”: Money, currency or a credit balance in a Deposit Account.

“Cash Equivalents”: As at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within thirty days after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within thirty days after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than thirty days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within thirty days after such date and issued or accepted by the Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Change in Control”:  (i) Any change in the Chief Executive Officer of Borrower; (ii) any sale of all or substantially all of the assets of Borrower and its Subsidiaries, taken as a whole; (iii) any single person shall own at least 50.1% of the voting and economic equity interests Borrower, or (iv) Borrower shall cease to own, indirectly or directly, 100% of the voting and economic equity interests of Íslensk erfðagreining ehf.

“Chapter 11 Case”: The Chapter 11 Case as defined in the recital clauses of this Agreement.

“Closing Date”: The date that this Agreement becomes effective pursuant to Section 4.01.

“Collateral”: Collectively, all of the real, personal and mixed property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Documents”: The Security Agreement and any other security agreements, pledge agreements, assignments, financing statements or other agreements, documents, instruments or certificates delivered by Borrower or any of its Subsidiaries pursuant to this Agreement, any other Loan Document or an applicable order of the Court in order to grant the Lender a Lien on any real, personal or mixed property of Borrower as security for the Obligations.

“Commitment”: The commitment of the Lender to make the Loan to Borrower pursuant to Article II in an aggregate amount not to exceed $11,117,928.

“Compliance Certificate”:  A certificate in the form of Exhibit C, properly completed and signed by the Chief Executive Officer of Borrower.

“Contingent Obligation”:  As applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Debt, lease or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, or (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings.  Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described in subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Court”: As defined in the recitals to this Agreement.

“Debt”:  As applied to any Person, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof, or (b) evidenced by a note or similar written instrument and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided, however, that trade payables incurred in the ordinary course of business shall not be considered Debt unless they are (a) due more than 90 days from the date of incurrence of the obligation in respect thereof, or (b) evidenced by a note or similar written instrument.

“Deposit Account”: A demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

“Dollars and $”:  Dollars in lawful currency of the United States.

“Events of Default”:  As defined in Section 8.01.

“Existing Credit Facilities”: Collectively, (i) the Prepetition Note, (ii) all agreements, documents and instruments pursuant to which any interest in collateral is granted or purported to be granted, created, evidenced or perfected pursuant to the foregoing, and (iii) all ancillary agreements as to which any holder of any of the obligations evidenced by any of the foregoing is a party or a beneficiary and all other agreements, instruments, documents and certificates including promissory notes, consents, assignments, contracts, and notices delivered in connection with any of the foregoing or the transactions contemplated thereby, in each case as any of the foregoing may be in effect as of the Closing Date and as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted hereunder.

“Final Borrowing Order”: An order of the Court entered in the Chapter 11 Case after a final hearing under Bankruptcy Rule 4001(c)(2) in the form attached hereto as Exhibit B-2 with any modifications thereto approved by the Lender in its sole discretion, as the same may be amended, supplemented or otherwise modified from time to time with the express written consent or joinder of the Lender.

“Final Commitment Amount”: As defined in Section 2.01(a).

“Final Order”: An order, judgment or other decree of the Court or any other court or judicial body with proper jurisdiction, as the case may be, which is in full force and effect and which has not been reversed, stayed, modified or amended and as to which (i) any right to appeal or seek certiorari, review or rehearing has been waived or (ii) the time to appeal or seek certiorari, review or rehearing has expired and as to which no appeal or petition for certiorari, review or rehearing is pending.

“First Day Orders”: Those orders, in each case in form and substance as approved by the Lender pursuant to Section 4.02, entered by the Court as a result of motions and applications filed by Borrower with the Court on the Petition Date, including (i) a motion requesting authority to maintain Borrower’s cash management system, (ii) a motion to pay pre-Petition Date wages, (iii) a motion to use cash collateral, and (iv) an application to employ Richards Layton & Finger, P.A. as Borrower’s bankruptcy counsel.

“Funding Date”:  The date on which the any part of the Loan is funded.

“GAAP”:  United States generally accepted accounting principles applied on a consistent basis.

“Governing Body”: The board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Guarantor”: Each of the existing and future direct and indirect Subsidiaries of Borrower.

“Guaranty”: That certain Debtor-in-Possession Guaranty dated as of the date hereof by Guarantors in favor of the Lender.

“Indemnified Liabilities”:  As defined in Section 9.06.

“Interest Payment Date”:  The first Business Day of each calendar month commencing on the first such date to occur after the first Funding Date.

“Interim Borrowing Order”: An order of the Court entered in the Chapter 11 Case after a final hearing under Bankruptcy Rule 4001(e)(2) in the form attached hereto as Exhibit B-1 with any modifications thereto approved by the Lender in its sole discretion, as the same may be amended, supplemented or otherwise modified from time to time with the express written consent or joinder of the Lender.

“Interim Commitment Amount”: As defined in Section 2.01(a).

“Internal Revenue Code”:  The Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

“Inventory”: Any “inventory,” as such term is defined in the UCC, now or hereafter owned or acquired by Borrower or its Subsidiaries, wherever located, and, in any event, including all inventory, merchandise, goods and other personal property which are held by or on behalf of Borrower and its Subsidiaries for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process, or materials used or consumed or to be used or consumed in Borrower’s or a Subsidiary’s business, or in the processing, packaging, advertising, promotion, delivery or shipping of the same, and all finished goods and all proceeds and products thereof.

“Joint Venture”: A joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Lender”:  As set forth in the introductory paragraph of this Agreement.

“Lien”:  Any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Loan”:  As defined in Section 2.01.

“Loan Documents”:  This Agreement, the Note, the Guaranty, the Collateral Documents, and any other security agreement, instrument, deed of trust, mortgage, guarantee or other document executed and delivered to the Lender in connection with this Agreement and/or the credit extended hereunder.

“Margin Stock”:  Means “margin stock” as such term is defined in Regulation U of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect”:  Any event, circumstance, change, effect or development (any such item, an “Effect”) that individually or in the aggregate with any other Effect is materially adverse to the business, financial condition, results of operations, properties, assets or prospects of Borrower or the material impairment of the ability of Borrower to perform, or the Lender to enforce, the Obligations; except for any Effect resulting directly or indirectly from (i) the filing of the Bankruptcy Case or (ii) a continuation of disclosed circumstances in existence as of the Petition Date without a material worsening thereof.

“Material Contract”: Any contract or other arrangement to which Borrower or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maturity Date”: The earlier of (i) the date that is sixty (60) days after the Petition Date and (ii) the date of any sale, transfer or other disposition of all or substantially all of the assets or stock of Borrower.

“Net Asset Sale Proceeds”: With respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale and approved by the Court, if such approval is necessary pursuant to the Bankruptcy Code.

“Net Insurance Proceeds”: Any Cash payments or proceeds received by Borrower or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof.

“Note”:  As defined in Section 2.01(b).

“Notice of Borrowing”: A notice substantially in the form of Exhibit D annexed hereto.

“Obligations”: All obligations of every nature of Borrower under the Loan Documents, including, without limitation, any liability of Borrower on any claim, whether or not the right to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed or contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any bankruptcy, insolvency, reorganization or other similar proceeding.  Without limiting the generality of the foregoing, the Obligations of Borrower under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by Borrower under any Loan Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that the Lender, in its sole discretion, may elect to pay or advance on behalf of Borrower.

“Other Taxes”:  As defined in Section 3.06.

“Permitted Liens”: (i) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or do not have priority over the Lender’s Liens and are subject to a Permitted Protect and which are adequately reserved for in accordance with GAAP; (iv) Liens arising by operation of law in favor of materialmen, mechanics, warehousemen, carriers or employees or other like Liens arising in the ordinary course of business and not in connection with the borrowing of money and securing obligations either not delinquent or are subject to a Permitted Protest; (v) Liens consisting of deposits or pledges to secure the payment of worker’s compensation, unemployment insurance or other social security benefits or obligations, or to secure the performance of bids, trade contracts, leases, public or statutory obligations, surety or appeal bonds or other obligations of a like nature, in each case incurred in the ordinary course of business and not in connection with the borrowing of money; (vi) easements, rights of way, servitudes or zoning or building restrictions and other minor encumbrances on real property and irregularities in the title to such property which do not, individually or in the aggregate, materially impair the use or value of such property or risk the loss or forfeiture of title thereto; (vii) Liens upon or in any equipment now or hereafter acquired or held by the Grantor to secure the purchase price (including capital lease obligations) of such equipment or indebtedness incurred solely for the purpose of financing or refinancing the acquisition of such equipment, provided that the Lien is confined solely to the equipment so acquired and accessions thereon and proceeds thereof, provided that the amount so secured does not exceed $10,000 in the aggregate; (viii) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.01 hereof; and (ix) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clause (vii) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase other than for accrued interest and premium on the amount of principal being extended, refinanced or renewed.

“Permitted Protest”:  The right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a U.S. federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or its Subsidiary, as applicable, in good faith, and (c) the Lender is satisfied in its reasonable judgment that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Lender’s Liens.

“Permitted Transaction”:  A liquidating sale or other disposition of any or all of the assets of deCODE Chemistry, Inc. (“Chemistry”) for cash.

“Permitted Transaction Proceeds Collateral”:  As defined in Section 2.02(b).

“Person”:  An individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, Joint Venture, governmental authority or other entity of whatever nature.

“Petition Date”: The Petition Date as defined in the recitals to this Agreement.

“Potential Event of Default”:  A condition or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Prepetition Debt”: Debt of Borrower outstanding on the Petition Date, including Debt under the Existing Credit Facilities.

“Prepetition Note”: The Tenth Amended and Restated Secured Promissory Note dated as of November 12, 2009, issued jointly and severally by Borrower and MediChem Life Sciences (“MediChem”) in favor of the Lender, as payee.

“Purchaser”: The “Purchaser” as defined in the Asset Purchase Agreement.

“Regulations T, U and X”:  Regulations T, U and X, respectively, promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time, and any successors thereto.

“Sale Motion”:  A motion, in form and substance acceptable to the Lender, which may be separate from or combined with the Sale Procedures Motion, requesting approval of the sale pursuant to the Asset Purchase Agreement.

“Sale Procedures Motion”:  A motion, in form and substance acceptable to the Lender, which may be separate from or combined with the Sale Motion, establishing sale procedures, and which shall include a request for the approval of a break-up fee of 3.5% of the Base Cash Price (as defined in the Asset Purchase Agreement) plus reimbursement of all of reasonable and documented expenses of Purchaser related to the Chapter 11 Case (other than with respect to the Loan or the Existing Credit Facilities) in an amount not to exceed $500,000, to be paid by Borrower to the Lender in the event that Borrower sells, transfers or otherwise disposes of all or substantially all of its assets other than to the Purchaser.

“Security Agreement”: The Debtor-in-Possession Security Agreement dated as of the date hereof by and among Borrower, Guarantors and the Lender.

“Seller”:  The “Seller” as defined in the Asset Purchase Agreement.

“Subsidiary”: With respect to any Person, means any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Taxes”:  As defined in Section 3.06.

“UCC”:  The Uniform Commercial Code as in effect in the State of Delaware.

“US”: The United States of America.

“Variance Report”: A report to be delivered by Borrower to the Lender, in form and substance satisfactory to the Lender and certified as being true and correct to his or her knowledge after diligent inquiry by the Chief Executive Officer of Borrower, on a weekly basis (commencing one week after the Petition Date) reflecting the actual cash receipts and disbursements for each category set forth in the budget for the preceding week (and on a cumulative basis since the Petition Date), the amount and percentage variance of such amounts from those set forth on the Budget for the preceding week (and cumulatively) and containing a narrative analysis of Borrower’s performance for the preceding week and any variance from such period in the Budget.

SECTION 1.02.  Other Definitional Provisions.

(a)          As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined in Section 1.01, and accounting terms partly defined in Section 1.01 to the extent not defined, shall have the respective meanings given to them under GAAP.

(b)         The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

ARTICLE 2
THE LOANS

SECTION 2.01.  The Loans.

(a)          The Commitment.  The Lender agrees, on the terms and conditions hereinafter set forth, to make a loan (the “Loan”) to Borrower in an aggregate amount not to exceed (i) prior to the entry of the Final Borrowing Order, $3,600,000 (the “Interim Commitment Amount”) and (ii) on and after the date of the entry of the Final Borrowing Order, provided that the Court authorizes the application of the proceeds of the Loan to the repayment of the obligations outstanding under the Existing Credit Facilities (whether for principal, interest or fees), $11,117,928 (the “Final Commitment Amount”) less any amount of the Loan made hereunder prior to the date of the entry of the Final Borrowing Order.  Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed.  The Lender’s Commitment shall expire immediately and without further action (i) on the date that is seven (7) days after the Petition Date if the Interim Borrowing Order is not entered by the Court on or before that date and (ii) on the date that is twenty (20) days after the Petition Date if the Final Borrowing Order is not entered by the Court on or before that date.

(b)         Note.  The Loan made by the Lender pursuant hereto shall be evidenced by a promissory note of Borrower, substantially in the form of Exhibit A, with appropriate insertions (the “Note”), payable to the order of the Lender and representing the obligation of Borrower to pay the aggregate unpaid principal amount of the Loan made by the Lender, with interest thereon as prescribed in Section 2.03.

(c)          Borrowing Limit.  Anything contained in this Agreement to the contrary notwithstanding, (A) in no event shall the aggregate principal amount of the Loan at any time outstanding exceed the lesser of (x) prior to the entry of the Final Borrowing Order, the Interim Commitment Amount, (y) the principal amount scheduled to be outstanding pursuant to the Budget as of such time, and (z) the amount permitted to be outstanding hereunder pursuant to the Interim Borrowing Order or the Final Borrowing Order, as applicable, in each case as the foregoing limits may be in effect from time to time, (B) Borrower agrees to immediately prepay the Loan in the amounts and at the times as may be necessary to comply with the foregoing clause (A), and (C) the amount of the Loan to be funded by the Lender on any Funding Date set forth in the Budget shall not exceed the amount of the Loan scheduled to be funded on such Funding Date pursuant to the Budget (1) less the difference, if positive, between (i) actual cash receipts for the period from the immediately preceding Funding Date through the applicable Funding Date minus (ii) projected cash receipts for such period (2) plus the amount by which projected cash disbursements for the period from the applicable Funding Date through the immediately following Funding Date set forth in the Budget exceed (i) projected cash receipts for the such period minus (ii) the amount of projected cash receipts for the such period that were actually received in a prior period, or such other amount that the Lender may agree to from time to time.  For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, the foregoing clause (C) shall not have the effect of causing Borrower to prepay any portion or the Loan.

(d)         Borrowing Mechanics.  Any part of the Loan made on any Funding Date shall be in an aggregate minimum amount of $100,000 and multiples of $50,000 in excess of that amount.  Whenever Borrower desires that Lenders make Loans it shall deliver to the Lender a duly executed Notice of Borrowing no later than 3:00 p.m. (New York City time) at least one Business Day in advance of the proposed Funding Date.  In no event shall the Lender be obligated to fund any part of the Loan on the applicable Funding Date to the extent that such amount together with all amounts of the Loan made hereunder prior to such Funding Date would exceed the limit set forth in Section 2.01(c)(A).

SECTION 2.02.  Repayment.

(a)          Optional Prepayment.  Borrower may at its option pay the Loan, in whole or in part, at any time and from time to time.

(b) Prepayments and Reductions from Net Asset Sale Proceeds.  No later than the date of receipt of funds by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Borrower shall prepay the Loan in an aggregate amount equal to the lesser of (i) such Net Asset Sale Proceeds and (ii) the amount of the aggregate outstanding Obligations.  Notwithstanding anything herein to the contrary, upon the receipt of funds by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of a Permitted Transaction, Borrower shall prepay the Loan in an aggregate amount equal to 50% of the Net Asset Sale Proceeds from such Permitted Transaction and hold the remaining 50% of the Net Asset Sale Proceeds from such Permitted Transaction as Collateral of the Lender (the “Permitted Transaction Proceeds Collateral”).  Upon the occurrence of an Event of Default, Borrower shall immediately deliver the Permitted Transaction Proceeds Collateral to the Lender, and the Lender may apply the Permitted Transaction Proceeds Collateral in accordance with Section 11 of the Security Agreement.  Upon the payment in full of all Obligations (other than Unasserted Obligations (as defined in the Security Agreement)) and termination of all commitments to make the Loan hereunder, the Lender shall release the Permitted Transaction Proceeds Collateral in accordance with Section 16(b) of the Security Agreement.

(c) Prepayments and Reductions from Net Insurance Proceeds. Upon receipt by Borrower or any of its Subsidiaries or by the Lender as loss payee of any Net Insurance Proceeds, Borrower shall prepay the Loan in an aggregate amount equal to the lesser of (i) the amount of such Net Insurance Proceeds and (ii) the amount of the aggregate outstanding Obligations.

(d) Repayment on Maturity.  Borrower shall repay the outstanding Obligations no later than the Maturity Date.

SECTION 2.03.  Payment Dates and Interest Rates.

(a)          Rate of Interest.  The Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to 8% simple interest calculated on the basis of a 360-day year for the actual days elapsed.

(b)         Payment of Interest.  Interest with respect to the Loan shall be payable in arrears on each Interest Payment Date by increasing the then aggregate principal amount of the Loan outstanding on such date.  Accrued interest shall be payable in Cash upon any prepayment of the Loan (to the extent accrued on the amount being prepaid), upon acceleration of the Obligations pursuant to Section 8.01 hereof, and on the Maturity Date.

(c)          Default Interest.  Notwithstanding anything to the contrary contained in Section 2.03(a), upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of the Loan shall thereafter bear interest at a rate per annum which is equal to 3.5% simple interest above the highest rate which would otherwise be applicable pursuant to Section 2.03(a).  Payment or acceptance of the increased rates of interest provided for in this Section 2.03(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights of remedies of the Lender.

(d)         Maximum Rate. Notwithstanding the foregoing provisions of this Section 2.03, in no event shall the rate of interest payable by Borrower with respect to the Loan exceed the maximum rate of interest permitted to be charged under all applicable laws.

SECTION 2.04.  Super-Priority Nature of Obligations.

(a)          All Obligations under the Loan Documents shall constitute allowed super-priority administrative expense claims in the Chapter 11 Case against Borrower with priority under Section 364(c)(1) of the Bankruptcy Code over any and all other administrative expenses of the kind specified or ordered pursuant to any provision of the Bankruptcy Code, including, but not limited to, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b) and 726 of the Bankruptcy Code;

(b)         all Obligations under this Agreement and the other Loan Documents shall be secured by, and Borrower hereby grants, pursuant to Section 364(d)(1) of the Bankruptcy Code, priming

Liens in all assets senior to all existing Liens (other than the perfected and unavoidable Liens set forth on Schedule 7.02(a) hereto), including, without limitation, all real, personal and mixed property, both tangible and intangible, of Borrower, pursuant to this Agreement, the Collateral Documents, the Interim Borrowing Order and the Final Borrowing Order.  All Liens granted hereunder shall be deemed validly perfected against Borrower, Borrower’s bankruptcy estate, any trustee appointed in the Chapter 11 Case (including any trustee appointed upon conversion of the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code), Borrower’s successors and assigns and all creditors and parties in interest in the Chapter 11 Case, notwithstanding the discharge of Borrower pursuant to Section 1141 of the Bankruptcy Code, the conversion of the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code, the dismissal of the Chapter 11 Case or any subsequent Chapter 7 case or the release of any Collateral.  The Liens created in this Agreement, the Collateral Documents and the other Loan Documents shall remain valid and perfected without the necessity that the Lender file financing statements, make recordings on real property records or otherwise perfect its Liens under applicable law.  Notwithstanding the foregoing, the Lender may file financing statements and make recordings on real property records to evidence the Liens granted hereunder, and Borrower shall cooperate with the Lender in signing such documents as the Lender may reasonably require to make such filings; and

(c)          notwithstanding anything herein to the contrary, the priority status of the Obligations and the Liens securing the same shall be subject to: (i) fees and expenses of attorneys, accountants and other professionals retained in the Chapter 11 Case pursuant to Sections 327 and 1103 of the Bankruptcy Code (except to the extent such fees and expenses incurred for services rendered in connection with the prosecution of actions, claims or causes of action against the Lender or in improperly preventing or hindering or unreasonably delaying, whether directly or indirectly, the Lender’s assertion or enforcement of the Lender’s Liens or realization upon the Collateral), to the extent allowed or later allowed by the Court, in an aggregate amount (determined without regard to fees and expenses awarded or otherwise paid on an interim basis) not to exceed the amount provided for in the Budget prior to the occurrence of an Event of Default plus $100,000, and (ii) fees payable to the United States Trustee pursuant to 28 U.S.C. §1930(a)(6).

ARTICLE 3
GENERAL PROVISIONS CONCERNING THE LOANS

SECTION 3.01.  Use of Proceeds.

(a)          Subject to the provisions of this Section 3.01 and Section 7.02(j), the proceeds of the Loan shall be applied in accordance with this Agreement and the Budget. Without limiting the generality of the foregoing, the proceeds of the Loan shall be used, among other purposes expressly provided for in the Budget, to repay all obligations outstanding under the Existing Credit Facilities, whether for principal, interest or fees, to pay fees and expenses associated with this Agreement, to provide ongoing working capital of Borrower during the Chapter 11 Case, to provide for other general corporate purposes of Borrower during the Chapter 11 Case, and to provide for operating expenses of Borrower’s subsidiaries, in each case in accordance with, and limited by, those items set forth in the Budget; provided that no portion of the Loan or any cash collateral shall be used, directly or indirectly, to (i) finance or make any distribution to the equity holders of Borrower (other than reasonable compensation in their capacities as employees of

Borrower and, in any event, in accordance with the Budget); (ii) make any payment or prepayment that is prohibited under this Agreement, including any payment or prepayments in respect of Prepetition Debt (other than the Existing Credit Facilities) and except as may otherwise be ordered by the Court; (iii) make any payment in settlement of any claim, action proceeding, before any court, arbitrator or other governmental body; or (iv) pay any fees or expenses incurred in connection with the initiation or prosecution or any claims, causes of action or other litigation against the Lender or in connection with invalidating, disallowing, recharacterizing, setting aside, avoiding, subordinating, in whole or in part, or taking or attempting to take any other action to render unenforceable the Liens, claims or interests of the Lender or the lender in connection with the Existing Credit Facilities.  Nothing herein shall in any way prejudice or prevent the Lender from objecting to any request, motion or application in the Chapter 11 Case, including applications for compensation for services rendered or reimbursement of expenses.

(b)         During the term of this Agreement, and provided Borrower is not in default under this Agreement or any other Loan Document, the Lender consents to Borrower’s use of cash collateral in the amounts and for the purposes set forth in the Budget; provided that Borrower’s use of cash collateral shall be subject to the terms and conditions of the Interim Borrowing Order or the Final Borrowing Order, as applicable.

SECTION 3.02.  Payments.  Borrower shall make each payment of principal, interest and fees hereunder and under the Note, without setoff or counterclaim, not later than 12:00 p.m., Delaware time, on the day when due, and in no case later than the Maturity Date, in lawful money of the United States to the Lender at the office of the Lender designated from time to time in immediately available funds.

SECTION 3.03.  Payment on Non-Business Days.  Whenever any payment to be made hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

SECTION 3.04.  Application of Payments.  All payments in respect of the principal amount of the Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.  All calculations and determinations of payments due from Borrower by the Lender shall be conclusive and binding on Borrower absent manifest error.

SECTION 3.05.  Application of Proceeds of Collateral and Payments after Event of Default.  Upon the occurrence and during the continuation of an Event of Default, if requested by the Lender, or upon acceleration of the Obligations pursuant to Article 8, (a) all payments received by the Lender, whether from Borrower or otherwise, and (b) all proceeds received by the Lender in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document shall be used by the Lender as Collateral for, and (then or at any time thereafter) applied in full or in part by the Lender, in each case in the following order of priority: (i) to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by the Lender in connection therewith, and all amounts for which the Lender is entitled to compensation (including any fees), reimbursement and indemnification under the Loan Document and all advances made by the Lender thereunder for the account of Borrower, and to the payment of all costs and expenses paid or incurred by the Lender in connection with the Loan Documents, all in accordance with the terms of this Agreement and the other Loan Documents; (ii) thereafter, to the payment of all other Obligations; and (iii) thereafter, to the payment to or upon the order of Borrower or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct (including without limitation the Court).

SECTION 3.06.  Taxes.

(a)          Any and all payments by Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of the Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof or in which its principal office is located, (ii) in the case of the Lender, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction of the Lender’s lending office or any political subdivision thereof and (iii) in the case of the Lender, taxes imposed by the United States by means of withholding at the source if and to the extent that such taxes shall be in effect and shall be applicable on the date hereof on payments to be made to the Lender’s lending office (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, “Taxes”).  If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.06) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)         In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery or registration of, or otherwise with respect to, this Agreement (collectively, “Other Taxes”).

(c)          Borrower will indemnify the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.06), in each case paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date the Lender makes written demand therefor unless such amounts are disputed in good faith by Borrower.  The Lender will reasonably cooperate in good faith with Borrower to provide such forms or representations as may establish an exemption or reduction in rate of any such Taxes or Other Taxes.

(d)         Within 30 days after the date of any payment of Taxes, Borrower will furnish to the Lender, at its address referred on the signatures pages attached hereto, the original or a certified copy of a receipt evidencing payment thereof.

SECTION 3.07.  Survival.  This Article 3 shall survive termination of this Agreement and payment of the outstanding Note and shall expire concurrently with the expiration of the applicable statute of limitations

ARTICLE 4
CONDITIONS OF LENDING

SECTION 4.01.  Conditions Precedent to the Closing Date.  The effectiveness of this Agreement is subject to the following conditions precedent:

(a)          the Lender shall have received the following, in form and substance satisfactory to the Lender:

(i)                                     an executed copy of this Agreement delivered by Borrower to the Lender;

(ii)                                  the Note issued by Borrower to the order of the Lender evidencing the Loan;

(iii)                               an executed copy of the Security Agreement delivered by Borrower to the Lender;

(iv)                              an executed copy of the Guaranty delivered by Guarantors to the Lender;

(v)                                 executed copies of all other Loan Documents;

(vi)                              evidence that the execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of Borrower;

(vii)                           the Budget; and

(viii)                        such other documents as the Lender may reasonably request.

SECTION 4.02.  Conditions Precedent to the Interim Funding Amount.  The obligation of the Lender to make any part of the Loan up to the Interim Commitment Amount on any Funding Date is subject to the following conditions precedent:

(a)          the Interim Borrowing Order shall have been entered by the Court and be in full effect and unstayed;

(b)         Borrower shall have filed with the Court the Sale Procedures Motion and the Sale Motion;

(c)          the representations and warranties contained in Section 5.01 if not qualified by materiality or Material Adverse Effect are correct in all material respects or if so qualified are correct, in each case on and as of the applicable Funding Date as though made on and as of such date;

(d)         as of the applicable Funding Date, no event or condition has occurred and is continuing, or would result from the making of the Loan on the applicable Funding Date, which constitutes an Event of Default or Potential Event of Default;

(e)          as of the applicable Funding Date, there has been no entry of a Final Order (i) dismissing or converting the Chapter 11 Case to a Chapter 7 Case, (ii) granting the appointment of a Chapter 11 trustee in the Chapter 11 Case, (iii) granting the appointment of an examiner having enlarged powers relating to the operation of the business of Borrower (beyond those set forth under Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code, (iv)  granting a super-priority claim or a Lien pari passu or senior to that of the Lender granted pursuant to the Collateral Documents, the Interim Borrowing Order and the Final Borrowing Order, (v) staying, reversing, vacating, or otherwise modifying the Interim Borrowing Order or the Final Borrowing Order without the prior written consent of the Lender, or (vi) granting relief from the automatic stay (or any other injunction having similar effect) so as to allow a third party to proceed against any material property or assets of Borrower;

(f)            the Lender shall have received before the applicable Funding Date, (i) in accordance with the provisions of Section 2.01(d), a duly executed Notice of Borrowing executed by the Chief Executive Officer of Borrower certifying to the Lender that (i) such Chief Executive Officer is not aware of any information contained in the Budget which is false or misleading or of any omission of information which causes such Budget to be false or misleading, (ii) the making of the Loan requested on such Funding Date will not violate Section 2.01(c)(A), (iii) the full amount of the borrowing is necessary to fund the cash disbursements set forth in the Budget for the period in which the Funding Date occurs, and (iv) the proceeds of the Loans to be funded on such date promptly shall be applied solely in accordance with, and for the purposes identified in, such Budget; and

(g)         as of the applicable Funding Date, no order, judgment or decree of any court (including, without limitation, the Court), arbitrator or governmental authority shall purport to enjoin or restrain the Lender from making the Loan.

SECTION 4.03.  Conditions Precedent to the Final Commitment Amount.  The obligation of the Lender to fund any part of the Loan in excess of the Interim Commitment Amount up to the Final Commitment Amount on any Funding Date shall be subject to the further conditions precedent that on such Funding Date:

(a)                                  the conditions set forth in Section 4.02(a) and (b) above shall have been satisfied;

(b)                                 the Court shall have entered an order granting the Sale Procedures Motion and such order shall be a Final Order;

(c)                                  the representations and warranties contained in Section 5.01 if not qualified by materiality or Material Adverse Effect are correct in all material respects or if so qualified are correct, in each case on and as of the applicable Funding Date as though made on and as of such date;

(d)                                 as of the applicable Funding Date, no event or condition has occurred and is continuing, or would result from the making of the Loan on the applicable Funding Date, which constitutes an Event of Default or Potential Event of Default;

(e)                                  all First Day Orders shall have been entered by the Court, shall be Final Orders, and shall be in form and substance satisfactory to the Lender;

(f)                                    the Final Borrowing Order shall have been entered by the Court and shall be unstayed and effective;

(g)                                 as of the applicable Funding Date, no pleading or application shall have been filed in the Court by any party in interest which is not withdrawn, dismissed or denied within 20 days after filing seeking (i) to dismiss or convert the Chapter 11 Case to a Chapter 7 Case, (ii) the appointment of a Chapter 11 trustee in the Chapter 11 Case, (iii) the appointment of an examiner having enlarged powers relating to the operation of the business of Borrower (beyond those set forth under Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code, (iv) the granting of a super-priority claim or a Lien pari passu or senior to that of the Lender granted pursuant to the Collateral Documents, the Interim Order and the Final Borrowing Order, (v) to stay, reverse, vacate, or otherwise modify the Interim Order or the Final Borrowing Order without the prior written consent of the Lender, or (vi) relief from the automatic stay (or any other injunction having similar effect) so as to allow a third party to proceed against any material property or assets of Borrower;

(h) the Lender shall have received before the applicable Funding Date, in accordance with the provisions of Section 2.01(d), a duly executed Notice of Borrowing, executed by the Chief Executive Officer of Borrower certifying to the Lender that (i) such Chief Executive Officer is not aware of any information contained in the Budget which is false or misleading or of any omission of information which causes such Budget to be false or misleading, (ii) the making of the Loan requested on such Funding Date will not violate Section 2.01(c), (iii) the full amount of the borrowing is necessary to fund the cash disbursements set forth in the Budget for the period in which the Funding Date occurs, and (iv) the proceeds of the Loans to be funded on such date promptly shall be applied solely in accordance with, and for the purposes identified in, such Budget; and

(i)  as of the applicable Funding Date, no order, judgment or decree of any court (including, without limitation, the Court), arbitrator or governmental authority shall purport to enjoin or restrain the Lender from making the Loan.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

SECTION 5.01.  Representations and Warranties.  Borrower represents and warrants as follows:

(a)          Organization.  Borrower is duly organized, validly existing and in good standing under the laws of the State of Delaware and, subject to compliance with any applicable provisions of the Bankruptcy Code, has all requisite corporate power and authority to own and operate its properties and to carry out its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party, to carry out the transactions contemplated thereby and to issue and pay the Note.  Borrower is also duly qualified and in good standing to carry on its businesses in all US states where the ownership of its properties or the conduct of its business requires it to be so qualified or in good standing and is in compliance with its organizational, formation and governing documents and all applicable orders of the Court.

(b)         Authorization.  The execution, delivery and performance by Borrower of the Loan Documents and the incurrence of the Loan hereunder, are within Borrower’s corporate powers and (i) have been duly authorized by all necessary corporate action and (ii) have been, or by the applicable Funding Date, will be, duly authorized by the Court.

(c)          No Conflict.  The execution, delivery and performance by Borrower of the Loan Documents do not (i) violate Borrower’s certificate of incorporation or bylaws, or (ii) violate any law or regulation (including Regulations T, U and X) or any order, judgment or decree of any court (including, without limitation, the Court) or governmental agency body binding on Borrower, or (iii) result in a breach of or a default under, or result in or require the imposition of a Lien pursuant to any contract or an applicable order of the Court binding on Borrower.

(d)         Governmental Consents.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body, except for the Court, is required for the due execution, delivery and performance by Borrower of the Loan Documents.

(e)          Validity.  The Loan Documents are the binding obligations of Borrower, enforceable in accordance with their respective terms; except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

(f)            [Reserved.]

(g)         Litigation.  There is no pending or threatened action or proceeding affecting Borrower before any court, governmental agency or arbitrator, which could reasonably be expected to result in a Material Adverse Effect.

(h)         Disclosure.  No information, exhibit or report furnished to the Lender by or on behalf of Borrower for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made.

(i)             Governmental Regulation.  Borrower is not subject to regulation under the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Debt or which may otherwise render all or any portion of the Obligations unenforceable.

(j)             Payment of Taxes.  Except to the extent permitted by Section 7.01(d) or as set forth in Schedule 5.01(j) hereto, all tax returns and reports of Borrower required to be filed by it have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Borrower and its properties, assets, income, business and franchises that are due and payable have been paid when due and payable.  Borrower knows of no proposed tax assessment against Borrower that is not being actively contested by Borrower in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

(k)          Use of Proceeds; Margin Regulations.  No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulations T, U and X.

(l)             Restrictions on Transfer. There are no restrictions on Borrower or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from one to another, other than prohibitions or restrictions existing under or by reason of (i) this Agreement and the other Loan Documents, (ii) applicable law (including the Bankruptcy Code and any applicable orders of the Court), (iii) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices, or (iv) any documents or instruments governing the terms of any Debt or other obligations secured by Liens permitted by Section 7.02 (each of which document or instrument is set forth on, and each of which document and instrument is described on, Schedule 5.01(l) annexed hereto); provided that (x) such prohibitions or restrictions apply only to the assets subject to such Liens, and (y) the prohibitions or restrictions set forth in clauses (iii) or (iv) only apply to the extent enforceable under the Bankruptcy Code and the applicable orders of the Court.

(m)       Prepetition Debt. All of Borrower’s Prepetition Debt (and all amounts owing in respect thereof) in excess of $500 as of the Petition Date are accurately set forth on Schedule 5.01(m) attached hereto.

(n)         Chapter 11 Case. The Chapter 11 Case was commenced on the Petition Date in accordance with applicable law and proper notice thereof and of the hearing for the approval of the Final Borrowing Order has been given as identified in the Certificate of Service filed with the Court.

(o)         The Orders. On or prior to the date on which the Lender funds any part of the Loan up to the Interim Commitment Amount, the Interim Borrowing Order (or, if there is no Interim Borrowing Order, the Final Borrowing Order) shall have been entered and shall be a Final Order (except as expressly permitted under this Agreement, including that the funding of the Interim Funding Amount on the Interim Funding Date shall be subject only to the conditions set forth in Sections 4.01 and 4.02).  On or prior to the date on which the Lender funds any part of the Loan in excess of the Interim Commitment Amount, the Final Borrowing Order shall be a Final Order (except as expressly permitted under this Agreement, including that the funding of the Loan pursuant to the Final Borrowing Order shall be subject only to the conditions set forth in Sections 4.01 and 4.03).  Upon the maturity (whether by acceleration or otherwise) of any of the Obligations of Borrower hereunder and under the other Loan Documents, the Lender shall be entitled to immediate payment of such Obligations, and to enforce the remedies provided for hereunder, without further application to or order by the Court.

ARTICLE 6

RELEASE AND WAIVER

SECTION 6.01.  Release and Acknowledgement of Claims; Waiver.  Borrower hereby agrees and acknowledges that it is indebted to the Lender under the Prepetition Note in the principal amount of $3,055,262.20 together with interest and fees thereon, and that the Lender holds allowed secured claims in such amount.  Borrower further agrees that the Lender holds an interest in certain Collateral pursuant to valid and properly perfected security interests and Liens under the terms of the Existing Credit Facilities.  Subject to the entry of the Final Borrowing Order, Borrower hereby waives and releases any rights to contest the amount, validity, priority and extent of the claims, security interests and Liens granted to the Lender, if any, under the Existing Credit Facilities and this Agreement, any rights or claims under Section 506(c) of the Bankruptcy Code, and any other rights or claims against the Lender of any nature.  The parties to this Agreement hereby acknowledge that the waivers and releases provided herein are fully binding in accordance with their terms notwithstanding any state or federal law that purports to limit the ability to grant a general release claims which the grantor does not know or suspect to exist at the time of execution, and hereby waive all rights which may exist thereunder.

ARTICLE 7
COVENANTS

SECTION 7.01.  Affirmative Covenants.  So long as any Obligation shall remain unpaid or the Lender shall have any Commitment hereunder, Borrower will, and shall cause each Subsidiary to, unless the Lender shall otherwise consent in writing:

(a)          Financial Information.  Furnish to the Lender:

(i)                                     Yearly Financials: as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower, a copy of Borrower’s balance sheet as at the end of each fiscal year and the related statements of income, retained earnings and cash flow for such year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and certified by a duly authorized officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower as at the dates indicated and the results of its operations and cash flows for the periods indicated, in each case in conformity with GAAP; and

(ii)                                  Monthly Operating Reports and Quarterly Financials: (i) as soon as available and in any event within thirty (30) days after the end of each calendar month, copies of any monthly operating report delivered to the United States Trustee; and (ii) as soon as available, but in any event within forty (45) days after the end of each of the first three fiscal quarters of Borrower, Borrower’s unaudited balance sheet as at the end of such period and the related unaudited statement of income for such period and year to date, setting forth in each case in comparative form the figures as at the end of the previous fiscal year as to the balance sheet and the figures for the previous corresponding period as to the other statement, all in reasonable detail and certified by a duly authorized officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower as at the dates indicated and the results of its operations for the periods indicated, in each case in conformity with GAAP, subject to changes resulting from audit and normal year-end adjustments; and

(iii)                               Compliance Certificate: together with each delivery of financial statements of Borrower pursuant to subdivisions (i) and (ii) above, a Compliance Certificate stating that the signer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of Borrower during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of the Compliance Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrower has taken, is taking and proposes to take with respect thereto; and

(iv)                              Weekly Variance Reports: as soon as available and in any event not later than the third Business Day of each week after the first Funding Date, Borrower shall deliver to the Lender consolidated and consolidating cash flow statements, consistent with the Budget and otherwise in form and substance satisfactory to the Lender, reflecting on a line-item basis Cash receipts and disbursements for Borrower and a Variance Report; and

(v)                                 Bankruptcy Information: promptly after the same is available, Borrower shall furnish or cause to be furnished to counsel for the Lender all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of Borrower with the Court or the United States Trustee in the Chapter 11 Case or distributed by or on behalf of Borrower to any official committee appointed in the Chapter 11 Case and without limiting the generality of the foregoing, Borrower shall promptly deliver to, and discuss with, the Lender and its counsel any and all information and developments in connection with any proposed Asset Sale, and any other event or condition which is reasonably likely to have a material effect on Borrower or the Chapter 11 Case, including, without limitation, the progress of any disclosure statement or any proposed Chapter 11 plan of reorganization; and

(vi)                              Reserved;

(vii)                           Budget:  no later than the third Business Day of every other week, commencing the second full week following the Petition Date, Borrower shall deliver to the Lender an updated Budget, in form and substance satisfactory to the Lender, together with a Compliance Certificate with respect to the covenants set forth in Section 7.02;

(b)         Notices and Information.  Deliver to the Lender:

(i)                                     promptly upon any officer of Borrower obtaining knowledge (A) of any condition or event which constitutes an Event of Default or Potential Event of Default, (B) that any Person has given any written notice to Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.01, (C) of the institution of any litigation involving an alleged liability (including possible forfeiture of property) of Borrower or any adverse determination in any litigation involving a potential liability of Borrower, in each case to the extent exceeding $5,000 and not covered by insurance, or (D) of a condition or events that could reasonably be expected to cause a Material Adverse Effect, in each case, an officer’s certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(ii)                                  promptly, and in any event within ten days after request, such other information and data with respect to Borrower as from time to time may be reasonably requested by the Lender; and

(iii)                               promptly, notice of any assignment of an equity interest in Borrower to another Person, or the addition of any other Person as an equity holder.

(c)          Corporate Existence, Etc.  At all times preserve and keep in full force and effect its corporate existence, rights, franchises and licenses material to its businesses, except in the case of Chemistry as may otherwise occur in connection with its shutdown, liquidation and dissolution.

(d)         Payment of Taxes and Claims.  Except as prohibited or excused by the Final Borrowing Order, this Agreement, the Bankruptcy Code or an applicable order of the Court, Borrower shall pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, businesses, income or property before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

(e)          Maintenance of Properties; Insurance.  Maintain or cause to be maintained in good repair, working order and condition all material properties used or useful in the business of Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except in the case of Chemistry as may otherwise occur in connection with its shutdown, liquidation and dissolution.  Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by limited partnerships of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other limited partnerships.

(f)            Inspection.  Permit any authorized representatives designated by the Lender to visit and inspect any of the properties of Borrower, including its financial and accounting records and to discuss its affairs, finances and accounts with its officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested.

(g)         Compliance with Laws, Etc.  Exercise all due diligence in order to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Effect.

(h)         Additional Documents.  Deliver to the Lender such other approvals, opinions, documents or information and data with respect to Borrower in connection with this Agreement and the Note as the Lender may reasonably request.

(i)             Continue Business Operations.  Operate its business, including the maintaining and replenishing of inventories and the production and sale of products, in the ordinary course in accordance with the Budget, except in the case of Chemistry as may otherwise occur in connection with its shutdown, liquidation and dissolution, and except that, notwithstanding the foregoing, Borrower shall: (a) not sell or ship any products to any Affiliate of Borrower or any other party that has not paid its invoices to Borrower when due except upon advance payment by such Affiliate or other party of the third-party price for such products in cash and (b) use reasonable best efforts to maintain the collectibility of its accounts receivable.

(j)             Further Assurances.

(i)                                     Assurances.  Without expense or cost to the Lender, Borrower shall from time to time hereafter execute, acknowledge, file, record, do and deliver all and any further acts, deeds, conveyances, mortgages, deeds of trust, deeds to secure debt, security agreements, hypothecations, pledges, charges, assignments, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Lender may from time to time reasonably request and that do not involve a material expansion of Borrower’s obligations or liabilities hereunder in order to carry out more effectively the purposes of this Agreement, the other Loan Documents, the Interim Borrowing Order or the Final Borrowing Order, including to subject any Collateral, intended to now or hereafter be covered, to the Liens created by the Collateral Documents, to perfect and maintain such Liens, and to assure, convey, assign, transfer and confirm unto the Lender the property and rights thereby conveyed and assigned or intended to now or hereafter be conveyed or assigned or that Borrower may be or may hereafter become bound to convey or to assign to the Lender or for carrying out the intention of or facilitating the performance of the terms of this Agreement, any other Loan Documents, the Interim Borrowing Order or the Final Borrowing Order, registering or recording this Agreement or any other Loan Document.  Without limiting the generality of the foregoing, Borrower shall deliver to the Lender, promptly upon receipt thereof, all instruments received by Borrower after the Closing Date and take all actions and execute all documents necessary or reasonably requested by the Lender to perfect the Lender’s Liens in any such instrument or any other investment acquired by Borrower;

(ii)                                  Filing and Recording Obligations.  Borrower shall pay all filing, registration and recording fees and all expenses incident to the execution and acknowledgement of any Loan Document, including any instrument of further assurance described in Section 7.01(j)(i), and shall pay all mortgage recording taxes, transfer taxes, general intangibles taxes and governmental stamp and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery, filing, recording or registration of any Loan Document, including any instrument of further assurance described in Section 7.01(j)(i), or by reason of its interest in, or measured by amounts payable under, the Note or any other Loan Document, including any instrument of further assurance described in Section 7.01(j)(i), (excluding income, franchise and doing business Taxes), and shall pay all stamp Taxes and other Taxes required to be paid on the Notes or any other Loan Document; provided, however, that Borrower may contest in good faith and through appropriate proceedings, any such Taxes, duties, imposts, assessments and charges; provided further, however, that Borrower shall pay all such Taxes, duties, imposts and charges when due to the appropriate taxing authority during the pendency of any such proceedings if required to do so to stay enforcement thereof.  If Borrower fails to make any of the payments described in the preceding sentence within ten (10) days after notice thereof from the Lender (or such shorter period as is necessary to protect the loss of or diminution in value of any Collateral by reason of tax foreclosure or otherwise, as determined by the Lender) accompanied by documentation verifying the nature and amount of such payments, the Lender may (but shall not be obligated to) pay the amount due and Borrower shall reimburse all amounts in accordance with the terms hereof;

(iii)                               Costs of Defending and Upholding the Lien.  The Lender may, upon at least five (5) days’ prior written notice to Borrower, (i) appear in and defend any action or proceeding, in the name and on behalf of the Lender or Borrower, in which the Lender is named or which the Lender in its sole discretion determines is reasonably likely to materially adversely affect any Collateral, the Lien thereof or any other Loan Document and (ii) institute any action or proceeding which the Lender reasonably determines should be instituted to protect the interest or rights of the Lender in any Collateral or under this Agreement or any other Loan Document.  Borrower agrees that all reasonable costs and expenses expended or otherwise incurred pursuant to this Section (including reasonable attorneys’ fees and disbursements) by the Lender shall be paid pursuant to Section 9.05 hereof.

(k)          Chapter 11 Deadlines.

(i)                                     On the Petition Date, file with the Court the Sale Procedures Motion and the Sale Motion;

(ii)                                  Within seven (7) days after the Petition Date, obtain entry of the Interim Borrowing Order

(iii)                               Within fifteen (15) days after the Petition Date, obtain entry of a Final Order granting the Sale Procedures Motion by the Court;

(iv)                              Within twenty (20) days after the Petition Date, obtain entry of the Final Borrowing Order by the Court;

(v)                                 Within forty-one (41) days after the Petition Date, obtain entry of a Final Order by the Court approving the Sale Motion;

(vi)                              Within sixty (60) days after the Petition Date, ensure that the Asset Closing has occurred in form and substance acceptable to the Purchaser.

SECTION 7.02.  Negative Covenants.  So long as any Obligation shall remain unpaid or the Lender shall have any Commitment hereunder, Borrower will not, and shall not permit any Subsidiary to, without the written consent of the Lender:

(a)          Liens, Etc.  Create or suffer to exist any Lien upon or with respect to any of its assets or properties, whether now owned or hereafter acquired, or assign or grant a security interest in any right to receive income, in each case to secure any Debt or Contingent Obligation of any Person, or apply to the Court for the authority to do any of the foregoing, other than (i) Liens in favor of the Lender (A) pursuant to the Collateral Documents or (B) authorized by the Interim Borrowing Order or the Final Borrowing Order; (ii) Liens in existence as of the Petition Date as set forth in Schedule 7.02(a) hereto and (iii) Permitted Liens.

(b)         Debt and Contingent Obligations.  Create or suffer to exist any Debt or Contingent Obligations, other than: (i) Debt owed to the Lender; (ii) Prepetition Debt without giving effect to any extensions, renewals, refinancings, supplemental borrowings or other incurrences thereof; (iii) Debt incurred in connection with the rejection of leases and executory contracts in the Chapter 11 Case; provided, that the obligation of Borrower in respect of such Debt shall be determined by a Final Order of the Court entered at the time of such rejection, to be a general, unsecured, non-priority claim; (iv) Contingent Obligations in existence on the Petition Date and as set forth in Schedule 7.02(b); and (v) Debt secured by Permitted Liens.

(c)          Consolidation, Merger.  Consolidate with or merge into any other corporation or entity, except that any Subsidiary may merge or consolidate with any other Subsidiary, provided that any merger or consolidation between a Guarantor and any other Subsidiary is permitted only so long as such Guarantor is the surviving entity of any such merger or consolidation or the surviving entity becomes a Guarantor.

(d)         Conduct of Business.  Engage in any business other than the business engaged in by Borrower on the date hereof and similar or related businesses.

(e)          Amendments to Organizational Documents.  Amend the certificate of incorporation or bylaws of Borrower in any way that is materially adverse to the Lender.

(f)            Transactions with Partners and Affiliates. Enter into or permit to exist any transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower on terms that are less favorable to Borrower than those that might be obtained at the time from Persons who are not such Affiliates other than (i) transfers of assets among Borrower and its Subsidiaries in connection with a Permitted Transaction; and (ii) rendering of services by Borrower to its Subsidiaries or by Borrower’s Subsidiaries to Borrower or by one of Borrower’s Subsidiaries to another of Borrower’s Subsidiaries in accordance with past practice.

(g)         Chapter 11 Claims.  Without limiting the provisions of Section 7.02 hereof, incur, create, assume, suffer or permit any claim or Lien or encumbrance against its or any of its property or assets in the Chapter 11 Case to be pari passu with or senior to the claims of the Lender against Borrower in respect of the Obligations hereunder, or apply to the Court for authority to do so, except to the extent permitted herein.

(h)         Limitation on Repayments.  (i) Make any payment or prepayment on or redemption or acquisition for value (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) of any Prepetition Debt or other pre-Petition Date obligations of such Person, except as expressly ordered by the Court and only to the extent provided for in the Budget, (ii) pay any interest on any Prepetition Debt of such Person (whether in cash, in kind securities or otherwise), (iii) make any payment or create or permit any Lien pursuant to any provision of the Bankruptcy Code, or apply to the Court for the authority to do any of the foregoing, in each case, other than in respect of the Existing Credit Facilities, or (iv) make any payment or prepayment on or redemption or acquisition for value of principal of, premium, if any, or interest on any intercompany Debt or any other claim of a Subsidiary of Borrower.

(i)             Agreements. Assume, reject, cancel, terminate, breach or modify (whether pursuant to Section 365 of the Bankruptcy Code, or any other applicable law), (i) any Prepetition Debt, (ii) any Material Contract, or (iii) any other agreement, contract, instrument or other document to which it is a party which assumption, rejection, cancellation, termination, breach or modification could reasonably be expected to result in a Material Adverse Effect, in each case other than Assumed Contracts in connection with the Asset Purchase Agreement.

(j)             Approved Budget.  Make cash disbursements during any period set forth in the Budget for (1) any line item in an amount that is more than 10% greater than the amount provided in the Budget for such line item, (2) any disbursement in respect of professional fee payments in an amount that is more than the amount provided for in the Budget for such item without the consent of the Lender or (3) item or items in excess of $10,000 individually or in the aggregate that are not provided for in the Budget without the Lender’s consent; provided that the sum of all cash disbursements in any period set forth in the Budget shall not exceed by more than 10% the total amount of cash disbursements set forth in the Budget for such period.  To the extent disbursements set forth in the Budget for any period are not, in fact, spent during such period, such amounts will increase on a dollar-for-dollar basis the permitted disbursements for the succeeding period.  Notwithstanding anything in this clause (j) to the contrary, Borrower shall have the right to request in writing that the Lender permit the Borrower, in Lender’s sole and absolute discretion, to vary from the restrictions imposed under this clause (j), and the Lender shall respond to such a request by either granting or denying such permission within 48 hours of the Lender’s receipt of such request.

ARTICLE 8
EVENTS OF DEFAULT

SECTION 8.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)          Borrower shall fail to pay all or any part of the principal when due, or shall fail to pay any installment of interest or other amount payable hereunder within three (3) Business Days of the date when due; or

(b)         any representation or warranty made by Borrower herein or by Borrower (or any of its respective officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)          Failure of Company to perform or comply with any term or condition contained in Section 3.01, 7.01(c), 7.01(k), or 7.02 of this Agreement; or

(d)         Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement other than any such term referred to in any other subsection of this Section 8.01 on its part to be performed or observed and such default shall not have been remedied or waived within 10 days after the occurrence thereof; or

(e)          Borrower shall default in any respect in the performance of or compliance with any term contained in any Loan Document other than this Agreement and such default shall not have been remedied or waived within any applicable grace period; or

(f)            (i) the entry of an order which has not been withdrawn, dismissed or reversed (A) authorizing Borrower in the Chapter 11 Case to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code, or authorizing any Person to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under Section 506(c) of the Bankruptcy Code, or (except as provided in the Interim Borrowing Order or the Final Borrowing Order) authorizing the use of cash collateral without the Lender’s prior written consent under Section 363(c) of the Bankruptcy Code; (B) appointing an interim or permanent trustee in the Chapter 11 Case or the appointment of an examiner in the Chapter 11 Case; (C) without the prior written consent of the Lender, dismissing the Chapter 11 Case or converting the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code; (D) the entry of an order granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (1) to allow any creditor to execute upon or enforce a Lien on any portion of the Collateral or on any other property or assets of Borrower having a fair market value in excess of $5,000 or (2) with respect to any Lien of, or the granting of any Lien on any Collateral or any other property or assets of Borrower to, any State or local environmental or regulatory agency or authority; (E) amending, supplementing, staying, reversing, vacating or otherwise modifying any of the Interim

Borrowing Order, the Final Borrowing Order or this Agreement or any other Loan Document or the Lender’s rights, benefits, privileges or remedies under the Interim Borrowing Order, the Final Borrowing Order, this Agreement or any other Loan Document; (F) without the prior written consent of the Lender, filing a Chapter 11 plan for Borrower or any modification thereto; (G) consolidating or combining Borrower with any other Person except pursuant to a confirmed plan of reorganization with the prior written consent of the Lender as contemplated in the plan of reorganization; (H) approving, or there shall arise, any other administrative expense claim (other than those specifically referred to in Section 2.04) having any priority over, or being pari passu with the administrative expense priority of the Obligations in respect of the Chapter 11 Case; or (I) confirming a Chapter 11 plan for Borrower that does not provide for the payment in full in cash of the Obligations on the effective date of such plan; or (ii) the filing by Borrower of a motion, application or other petition to effect or consent to any order referred to in the foregoing clause (i); or

(g)         (i)  one or more judgments or orders as to post-Petition Date liability or Debt in excess of $10,000 shall be entered against Borrower not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage and either (A) enforcement proceedings shall have been commenced and shall be continuing by any creditor upon such judgment or orders or (B) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgments or orders, by reason of a pending appeal or otherwise, shall not be in effect; or (ii) any non-monetary judgment or order with respect to a post-Petition Date event shall be rendered against Borrower which could reasonably be expected to result in a Material Adverse Effect and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)         at any time after the execution and delivery thereof; (i) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) the Lender shall not have or shall cease to have a valid and perfected and unavoidable Lien prior to all other perfected and unavoidable Liens in any Collateral purported to be covered by the Collateral Documents, in either case for any reason other than the failure of the Lender to take any action within its control, or (iii) Borrower or any Subsidiary shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by the Lender, under any Loan Document or any provision thereof to which it is a party;

(i)             a Change in Control shall occur;

(j)             the transaction contemplated by the Asset Purchase Agreement has not been approved by the Court within forty-one (41) days of the Petition Date; or

(k)          the Asset Closing shall not have occurred within sixty (60) days of the Petition Date;

THEN upon the occurrence and during the continuance of any Event of Default, the Lender may (notwithstanding the provisions of Section 362 of the Bankruptcy Code and without application or motion to, or order from, the Court) by written notice to Borrower declare (i) the unpaid principal amount of and accrued interest on the Loan and (ii) all other Obligations immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the same shall forthwith become, immediately due and payable, and any obligation of the Lender to make the Loan shall thereupon terminate.

Further upon the occurrence and during the continuance of any Event of Default, the Lender may (i) exercise all rights and remedies of the Lender set forth in any of the Collateral Documents, in addition to all rights and remedies allowed by, the United States and of any state thereof, including but not limited to the UCC, and (ii) revoke the Borrower’s rights to use cash collateral in which the Lender has an interest; provided that, any other provision of this Agreement or any other Loan Document to the contrary notwithstanding, with respect to the foregoing, the Lender shall give Borrower and counsel to any official committees in respect of the Chapter 11 Case and the office of the United States Trustee five (5) days prior written notice (which notice shall be delivered by facsimile or overnight courier) of the exercise of its rights and remedies with respect to the Collateral and file a copy of such notice with the clerk of the Court.  The Lender shall not have any obligation of any kind to make a motion or application to the Court to exercise its rights and remedies set forth or referred to in this Agreement or in the other Loan Documents.  The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative and not alternative.

Borrower waives, (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties or other property at any time held by the Lender on which Borrower may in any way be liable and hereby ratify and confirm whatever the Lender may lawfully do in this regard, (ii) subject to the notice provisions of the preceding paragraph, all rights to notice and hearing prior to the Lender’s taking possession or control of, or to the Lender reply, attachment or levy upon, the Collateral, or any bond or security which might be required by any court prior to allowing the Lender to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal and exemption laws.  Borrower acknowledges it has been advised by counsel of its choice with respect to the effect of the foregoing waivers and this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.

ARTICLE 9
MISCELLANEOUS

SECTION 9.01.  Amendments, Etc.  No amendment or waiver of any provision of the Loan Documents nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 9.02.  Notices, Etc.  Except as otherwise set forth in this Agreement, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex or telecopy communication) and mailed or telegraphed or telexed or sent by telecopy or delivered:

if to Borrower:

deCODE genetics, Inc.

Sturlagata 8

IS-101 Reykjavik

Iceland

Attn: General Counsel

and

deCODE genetics, Inc.

c/o Polaris Venture Partners

1000 Winter Street, Suite 3100

Waltham, MA 02451-1248

with a copy (which shall not constitute notice) to:

Mark Collins

Christopher Samis

Richards Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, DE 19801

and if to the Lender:

Saga Investments LLC
c/o Polaris Venture Partners
1000 Winter Street, Suite 3350
Waltham, MA 02451
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
Attention: Sam Zucker

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties.  All such notices and communications shall be effective when deposited in the mails, delivered to the telegraph company, sent by telex or sent by telecopy, respectively, except that notices and communications to the Lender pursuant to Article 2 or 7 shall not be effective until received by the Lender.

SECTION 9.03.  Right of Setoff.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, and notwithstanding the provisions of Section 362 of the Bankruptcy Code and without application or motion to, or order from, the Court, upon and after the occurrence and during the continuation of any Event of Default, the Lender is hereby authorized by Borrower, at any time and from time to time, without notice, to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of Borrower under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by the Lender to Borrower (whether payable in Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced).

SECTION 9.04.  No Waiver; Remedies.  No failure on the part of the Lender to exercise, and no delay in exercising, any right under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.05.  Costs and Expenses.  Whether or not the transactions contemplated hereby shall be consummated, Borrower shall reimburse the Lender for (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of confirming Borrower’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental and insurance requirements; (iii) the reasonable fees, expenses and disbursements of counsel to the Lender (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of the Lender pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to the Lender and of counsel providing any opinions that the Lender may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by the Lender and its counsel) of obtaining and reviewing any appraisals, environmental audits or reports provided for hereunder; (vi) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any consultants, advisors and agents employed or retained by the Lender and its counsel) in connection with the custody or preservation of any of the Collateral; (vii) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by the Lender in enforcing any Obligations of or in collecting any payments due from Borrower hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to the Chapter 11 Case, or any other insolvency or bankruptcy proceedings; and (viii) all reasonable expenses of the Lender in connection with its due diligence analysis and credit approval with respect to the financing transaction contemplated hereby.  Without limiting the generality of the foregoing, if, at any time or times, regardless of the existence of an Event of Default, the Lender shall incur reasonable expenses itself or employ counsel or other professional advisors, including, but not limited to, environmental, financial and management consultants, for advice or other representation or shall incur legal, appraisal, accounting, consulting or other reasonable costs and expenses in connection with: (i) any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Lender, Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents, or any other agreements to be executed or delivered in connection therewith or herewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case or proceeding commenced by or against Borrower or any other Person that may be obligated to the Lender by virtue of the Loan Documents, under the Bankruptcy Code, or any other applicable Federal, state, or foreign bankruptcy or other similar law; (ii) any attempt to enforce any rights or remedies of the Lender against Borrower, or any other Person that may be obligated to the Lender by virtue of being a party to any of the Loan Documents; (iii) any attempt to appraise, inspect, verify, protect, collect, sell, liquidate or otherwise dispose of the Collateral, including without limitation, obtaining and reviewing any environmental audits or reports provided for hereunder; or (iv) the Chapter 11 Case (including, without limitation, the on-going monitoring by the Lender of the Chapter 11 Case, including attendance by the Lender and its counsel at hearings or other proceedings and the on-going review of documents filed with a Court in respect thereof) and the Lender’s interests with respect to Borrower (including, without limitation, the on-going review of Borrower’s business, assets, operations, prospects or financial condition as the Lender shall deem necessary), the Collateral or the Obligations; then, and in any such event, the reasonable fees and expenses incurred by the Lender and such attorneys and other professional advisors and consultants arising from such services, including those of any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel or other professionals in any way or respect arising in connection with or relating to any of the events or actions described in this Section 9.05 shall be payable by Borrower to the Lender in accordance with the Budget, provided that all such expenses, costs, charges and other fees in excess of the amounts provided in the Budget, if any, shall be paid no later than the earlier of (i) the Maturity Date and (ii) acceleration of the Obligations pursuant to Article 8 hereof, and all such expenses, costs, charges and other fees shall be additional Obligations secured under the Collateral Documents and the other Loan Documents.  Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: paralegal fees, costs and expenses; accountants’ and experts’ fees, costs and expenses; appraisers’ fees, costs and expenses; management and other consultants’ fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; communication charges, air express charges; telegram charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other professional services. For the avoidance of doubt nothing in this Section 9.05 shall be construed to provide for the payment of any costs or expenses that may be sought by the Purchaser pursuant to the Asset Purchase Agreement.

SECTION 9.06.  Indemnity.  Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay and hold the Lender, and the shareholders, officers, directors, employees and agents of the Lender, harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not any of the foregoing Persons is a party to any litigation), including, without limitation, reasonable attorneys’ fees and costs (including, without limitation, the reasonable estimate of the allocated cost of in-house legal counsel) and costs of investigation, document production, attendance at a deposition, or other discovery, with respect to or arising out of this Agreement the Loan Documents or the Chapter 11 Case or any use of proceeds hereunder, or any claim, demand, action or cause of action being asserted against Borrower related thereto (collectively, the “Indemnified Liabilities”), provided that Borrower shall have no obligation hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of any such Persons.  If any claim is made, or any action, suit or proceeding is brought, against any Person indemnified pursuant to this Section, the indemnified Person shall notify Borrower of such claim or of the commencement of such action, suit or proceeding, and Borrower will assume the defense of such action, suit or proceeding, employing counsel selected by Borrower and reasonably satisfactory to the indemnified Person, and pay the fees and expenses of such counsel.  This covenant shall survive termination of this Agreement and payment of the outstanding Note.

SECTION 9.07.  Assignments; Participations.

(a)   The Lender, with the consent of Borrower so long as no Event of Default has occurred and is continuing (such consent not to be unreasonably withheld or delayed), may assign to other financial institutions all or part of its rights and obligations outstanding under the Loan Documents, provided that any such assignment shall be in compliance with the applicable federal and state securities laws; and provided, further, that any assignee agrees to be bound by the terms and conditions of this Agreement.  The Lender may, in connection with any actual or proposed assignment, disclose to the actual or proposed assignee, any information relating to Borrower; and

(b)   The Lender may, without the consent of, or notice to, Borrower, grant participations to other financial institutions in all or part of the obligations of Borrower outstanding under the Loan Documents, provided that any such participation shall be in compliance with the applicable federal and state securities laws; and provided, further, that any participant agrees to be bound by the terms and conditions of this Agreement; provided, however, that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s right and obligations under this Agreement.  The Lender may, in connection with any actual or proposed participation, disclose to the actual or proposed participant, any information relating to Borrower.

SECTION 9.08.  Effectiveness; Binding Effect; Governing Law.  This Agreement shall become effective when it shall have been executed by Borrower and the Lender and thereafter shall be binding upon and inure to the benefit of Borrower and the Lender and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender and except as Iceland government policy or action may be to the contrary as set forth in Section 25 of the Security Agreement.  THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

SECTION 9.09.  Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.

SECTION 9.10.  Consent to Jurisdiction.  During the pendency of the Chapter 11 Case, all judicial proceedings brought against Borrower arising out of or relating to this Agreement or any other Loan Document shall be brought in the Court.  Thereafter, all judicial proceedings brought against Borrower with respect to this Agreement and the Loan Documents may be brought in any state or federal court of competent jurisdiction in the State of Delaware, and by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Borrower irrevocably waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section.

SECTION 9.11.  Entire Agreement.  This Agreement with Exhibits and Schedules and the other Loan Documents embody the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

SECTION 9.12.  Separability of Provisions; Headings.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  Section headings in this Agreement are included for convenience of reference only and shall not be given any substantive effect.

SECTION 9.13.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 9.14.  Parties Including Trustees; Court Proceedings.  This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of the Lender, and the assigns, transferees and endorsees of the Lender.  The security interests and Liens created in this Agreement, the Collateral Documents and the other Loan Documents shall be and remain valid and perfected, and the claims of the Lender hereunder valid and enforceable in accordance with the terms hereof, notwithstanding the discharge of Borrower pursuant to 11 U.S.C. § 1141, the conversion of the Chapter 11 Case or any other bankruptcy case of Borrower to cases under Chapter 7 of the Bankruptcy Code, the dismissal of the Chapter 11 Case or any subsequent Chapter 7 case or the release of any Collateral from the property of Borrower.  The security interests and Liens created in this Agreement, the Collateral Documents and the other Loan Documents shall be and remain valid and perfected without the necessity that the Lender file financing statements or otherwise perfect its security interests or Liens under applicable law.  This Agreement, the claims of the Lender hereunder, and all security interests or Liens created hereby or pursuant hereto or by or pursuant to the Collateral Documents or any other Loan Document shall at all times be binding upon Borrower, the estate of Borrower and any trustee appointed in the Chapter 11 Case or any Chapter 7 case, or any other successor in interest to Borrower.  This Agreement shall not be subject to Section 365 of the Bankruptcy Code.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

deCODE genetics, Inc., as Debtor and Debtor-In-Possession

By:	/s/ KARI STEFANSSON
Name: Kari Stefansson
Title: Chief Executive Officer

Debtor-in-Possession Loan Agreement

THE LENDER:

SAGA INVESTMENTS, LLC

By:	/s/ ROBERT NELSEN
Name: Robert Nelsen
Title: Manager

Debtor-in-Possession Loan Agreement

Schedules To

 Debtor-In-Possession Loan Agreement

dated as of November 16, 2009

by and between

deCODE genetics, Inc.

and

Saga Investments, LLC

Schedule 5.01(j)

•                  None

Schedule 5.01(l)

•                  Temporary Restraining Order issued by the District Commissioner of Reykjavik on October 20, 2009, for the benefit of S-8, an Icelandic Private Limited Company, which Order prohibits the transfer by Islensk erfdagreining ehf. (IE) of its Icelandic and US patent rights.

Schedule 5.01(m)

•                  See Exhibit A attached hereto

Schedule 7.02(a)

•                  Lien of NBI hf. on accounts receivable of Islensk erfdagreining ehf to secure a line of credit in the amount of ISK 185.000.000.

•                  The landlord under the property leased by deCODE Chemistry, Inc. in Woodridge, Illinois has asserted a landlord’s lien on personal property at the leased premises, and various contract parties may claim liens arising from defaults under contracts with Borrower and its subsidiaries.

Schedule 7.02(b)

•                  Guaranty by Borrower of lease for premises at Woodridge, Illinois between Woodridge Holdings LLC, as landlord, and deCODE Chemistry, Inc., as tenant, dated as of June 8, 2007

•                  Unconditional Guarantee Agreement made as of November 13, 2009 by deCODE genetics, Inc. in favor of Beryllium, LLC

Debtor-in-Possession Loan Agreement

EXHIBIT A

Prepetition Debt

Creditor	Amount	Type
Holders of 3.5% Senior Convertible Notes due 2001	$ 234,695,833.33 (includes interest through November 14, 2009)	Convertible notes
NBI, hf	$ 12,603,686.69	Payable upon exercise, if any, of put option held by creditor
Stevens Lee	49,274.64	Trade payable over 90 days
Cowen & Company	31,219.55	Trade payable over 90 days
Broadridge	30,120.61	Trade payable over 90 days
Alexander Aronson Finning	17,125.00	Trade payable over 90 days
Dialog	6,750.00	Trade payable over 90 days
AT&T	3,208.49	Trade payable over 90 days
Georgeson, Inc.	2,104.64	Trade payable over 90 days
Minolta	1,794.45	Trade payable over 90 days
Saga Investments, LLC	$3,099,482.71 (includes interest through November 16, 2009	Existing Credit Facility

Debtor-in-Possession Loan Agreement